Filed Pursuant to Rule 433
Registration No. 333-258304-01 and 333-258304-02

$1.0Bln Nissan Auto Lease (NALT) 2021-A

Jt-Leads: BofA (str), Mizuho, SocGen, Wells Fargo

Co-Mgrs: HSBC, Lloyds , TD, USB

CLS	$AMT(MM)	WAL	MDYS/S&P	PWIN	E.FINAL	L.FINAL	BNCH	YIELD	PRICE	CPN
A-1	123.000	0.25	P-1/A-1+	1-6	4/22	11/15/22	IntL	0.150	100.00000	0.15
A-2	396.000	1.04	Aaa/AAA	6-17	3/23	12/15/23	EDSF+5	0.301	99.99916	0.30
A-3	396.000	1.75	Aaa/AAA	17-25	11/23	8/15/24	EDSF+6	0.525	99.99230	0.52
A-4	85.000	2.16	Aaa/AAA	25-27	1/24	7/15/26	IntS+6	0.654	99.99332	0.65

INTEXNET basnalt21a 6KBV https://dealroadshow.com/e/NALT2021A
BILL & DELIVER : BofA	BBG TICKER : NALT 2021-A
EXPECTED RATINGS: Moody’s/S&P	FORMAT : SEC Registered
EXPECTED PRICING: Priced	FIRST PAY DATE: 11/15/21
EXPECTED SETTLE : 10/26/21	PXG SPEED : 75% PPC to MAT
ERISA ELIGIBLE : Yes	DENOMS : $25k x $1K
CUSIPS A-1 65480DAA1
A-2 65480DAB9
A-3 65480DAC7
A-4 65480DAD5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.